Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-145924

Issuer Free Writing Prospectus dated May 28, 2008

Cardinal Health, Inc.

Pricing Term Sheet

Issuer:	Cardinal Health, Inc.

Aggregate Principal Amount:	$300,000,000

Maturity:	June 15, 2013

Interest Rate:	5.500%

Issue Price:	99.637% of face amount

Underwriting Discount:	0.550% ($1,650,000)

Proceeds to Issuer (before expenses):	$297,261,000

Benchmark Treasury:	UST 3.125% due April 30, 2013

Benchmark Treasury Price:	99-02

Benchmark Treasury Yield:	3.333%

Spread to Benchmark Treasury:	+225 basis points

Yield to Maturity:	5.583%

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2008

Redemption Provisions and Make-whole Call:

The notes will be redeemable, in whole or, from time to time, in part, at the Company’s option at any time, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, or

(2) as determined by a quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 35 basis points, plus, in each case, accrued and unpaid interest on the amount being redeemed to the date of redemption.

Underwriters:	Sole Book-Runner: Banc of America Securities LLC Co-Managers: Barclays Capital Inc. J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated

Settlement:	T+3; June 2, 2008

CUSIP:	14149Y AS7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities at toll-free at 1-800-294-1322 (or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com).